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                                                                  EXHIBIT: 10.09


                           PRE-INCORPORATION AGREEMENT


1. This is a pre-incorporation agreement between Samuel Slavens and Inland Island, Inc., an Oklahoma corporation (Inland) (both hereafter referred to as Slavens Group) and Fibr-Plast Corporation, an Oklahoma corporation (Fibr-Plast).

2.       RECITALS: Whereas,

         2.1 Fibr-Plast has a trademark on the trade name Fibr-Plast(C); additionally, Fibr-Plast has a patent application pending for the manufacture of the Fibr-Plast(C) product.

         2.2 Fibr-Plast has a unique process for utilizing and recycling discarded materials into molded or extruded recycled products for construction, fencing and other like uses;

         2.3 Slavens Group is desirous of entering into a joint venture with Fibr-Plast;

         2.4 these parties shall now form an Oklahoma corporation (Nucorp), which they will own equally and which will hold the assets of this joint venture on the basis hereafter described;

         2.5 Slavens Group has committed to invest sufficient funds (in the opinion of Nucorp's Board) for the purchase of needed equipment;

         2.6 Slavens Group has also committed to purchase or furnish a building suitable for a plant for the manufacture of Fibr-Plast products and to make the necessary down payment thereon;

         2.7 Fibr-Plast has committed to deliver a mold (or floating mold) for the manufacture of Fibr-Plast products.

         And, Whereas, these parties have agreed upon the consideration for and conditions of the formation of


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         Nucorp and of their joint venture, all as such are separately hereafter described.

3. CONSIDERATION. The consideration for this Agreement include $1.00 cash in hand paid by each party to the other, the receipt of which is hereby acknowledged, and the additional consideration of the agreements, promises, commitments and covenants hereafter given and exchanged and the performance of the parties with respect thereto.

4. ADDITIONAL CONSIDERATION FROM FIBR-PLAST. Fibr-Plast shall forthwith do the following:

         4.1 License the Fibr-Plast(C) name to be licensed to Nucorp on that non-exclusive basis hereafter described;

         4.2 As the equipment and plant facility are acquired as aforesaid, then Fibr-Plast will disclose its technology to Nucorp for the manufacture of the Fibr-Plast products in exchange for a non-disclosure and non-compete agreements from Nucorp and from Slavens Group;

         4.3 Fibr-Plast will furnish a mold (or floating mold) for the manufacture of its basic product and will lease the same to Nucorp for $1.00 per year, such lease to be on those additional conditions separately hereafter described;

         4.4 Fibr-Plast shall furnish two persons to serve on the Board of Directors of Nucorp; and,

         4.5 Fibr-Plast shall act as the marketing and sales arm of Nucorp for the sale of all Nucorp products in exchange for a marketing and sales contract.

5. ADDITIONAL CONSIDERATION FROM SLAVENS GROUP. Slavens Group shall now do the following:

         5.1 furnish sufficient capital to acquire the needed equipment and additionally furnish sufficient


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                  start-up operating capital (all in the opinion of Nucorp's directors) for the commencement of operations by Nucorp;

         5.2 neither Slavens Group nor Nucorp shall mortgage nor encumber the equipment EXCEPT for the initial unpaid purchase price [after passing the agreed capital otherwise herein described];

         5.3 obtain a loan based upon Slavens Group's credit of not less than $50,000.00, to be used by Nucorp for the purchased of additional equipment; and,

         5.4 Slavens Group shall furnish two persons for the Board of directors of Nucorp.



6. FORMATION OF NUCORP. The parties shall now jointly accomplish the following:

         6.1 the formation of an Oklahoma general corporation (and allowing for the conduct of all businesses except that requiring special licensure and also except banking and insurance);

         6.2      the corporation shall have one class of stock only;

         6.3 the corporation shall have 10,000 shares of common stock authorized at $1.00 par each;

         6.4 500 shares thereof shall be issued to Slavens Group and 500 shares thereof shall be issued to Fibr-Plast;

         6.5 each shareholder shall have preemptive rights as to any future issues of capital stock;

         6.6 none of the capital stock of Nucorp shall be sold, assigned, transferred, encumbered or subjected to any third-party lien, security interest or claim.


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                  Each stock certificate shall bear a legend on the certificate stating as follows:

                           The capital stock of Nucorp [or other name chosen by the parties hereafter] shall not be sold, transferred, assigned or subjected to any mortgage, security interest or other encumbrance except as such may be allowed by the bylaws of Nucorp;

         6.7      the bylaws shall be jointly approved by both parties;

         6.8 the bylaws - among other things - shall provide that no shareholder may sell, encumber nor otherwise transfer the capital stock of Nucorp without (a) the written consent of the other shareholder thereto, which written consent shall only be good for thirty (30) days, following a full disclosure and copies of all writings dealing with such transferor's proposed sale, encumbrance or other transfer, and (b) the right of the other shareholder receiving such notice to purchase, loan or take such transfer on the same terms as the third-party covered by such disclosure, and (c) with the foregoing exceptions only, a shareholder shall not be entitled to sell, encumber or transfer its interest;

         6.9 Once Slavens Group has constructed, completed and equipped a manufacturing facility as herein contemplated, then Fibr-Plast shall issue to Slavens Group 300,000 shares of Fibr-Plast common stock. Additionally, 12 months after such date, Fibr-Plast shall issue to Slavens Group an additional 300,000 shares of Fibr-Plast common stock assuming the continued compliance with the terms hereof by Slavens Group. Further, Fibr-Plast shall deliver options to Slavens Group to purchase 250,000 shares of Fibr-Plast at $0.25 per share, to be exercised within three years from the date of such option, subject only to the continued compliance of Slavens Group with the terms hereof.


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7.       OWNERSHIP OF PATENTS, PATENT APPLICATIONS AND DEVELOPMENTS.

         7.1 (Intent). At this time Fibr-Plast has a patent application pending for the manufacture of the Fibr-Plast(C) product. That patent application and all resulting patents shall be and remain the sole and exclusive property of Fibr-Plast.

         7.2 (Disclosure of Technology -- Additional Developments). Fibr-Plast will now disclose to Nucorp and Slavens Group all of Fibr-Plast's confidential and privileged and proprietary information and trade secrets as to the formulation, manufacture, extrusion and finishing of the Fibr-Plast(C) product.

         7.3 (Title to Patents & Developments). All modifications or improvements relating either to the concept or patent application of Fibr-Plast shall be and remain the property of Fibr-Plast. Any other developments and inventions covering any other products or methods of manufacturing other products shall be and become the property of Nucorp. These parties agree to execute such transfers or assignments of patents or interests as shall be necessary to effect the foregoing.

8.       PLANT FACILITY.

         8.1 (Intent). Slavens Group desires to purchase (rather than rent or lease) a plant facility suitable for the joint venture activities of these parties through Nucorp.

         8.2 (Acquisition of Facility). The proposed facility shall be subject to approval by the Nucorp Board of Directors.

         8.3 (Mortgage Installment Payments). From available income Nucorp shall make the installment payments coming due on the financed purchase


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                  price of the building. Notwithstanding, if Nucorp does not occupy all of the building or if Slavens Group shall (with Nucorp's approval) utilize any portion of the building for its own business purposes, then Slavens Group shall be responsible for and pay that pro rata share of such mortgage installment payments which the space not utilized by Nucorp bears to the total space.

         8.4 (Inability of Nucorp to Pay Share of Installments). If Nucorp is unable from its revenue stream to pay its share of such monthly mortgage installment payments, then Slavens Group shall do so and Nucorp be obligated to Slavens Group in connection with exercising its equity and options as such are separately hereafter described. By way of clarification, Slavens Group in the first instance shall make such payments as are due. Nucorp, from available net profits available thereafter shall repay Slavens Group or - when feasible - make those payments direct to the parties entitled to receive the same.

         8.5 (Nucorp Equitable Interest in Premises). If such property is acquired as aforesaid and if Nucorp makes all or some of the mortgage installment payments as above discussed, then Slavens Group agrees that (a) Nucorp shall have an equitable interest in the property commensurate with that proration of the total of mortgage installments made (b) that Slavens Group shall not sell the property to a third-party without accounting to Nucorp for such equitable interest from the sale proceeds (c) at the time of purchase and recording the deed of any such property, Nucorp, Slavens Group and Fibr-Plast shall all execute and file of record a Notice in recordable form setting forth their equities in such properties as described in this Agreement and in that certain Joint Venture Agreement between these parties.


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         8.6      (Lease of Premises). If such business premises are leased by
                  Slavens Group (rather than purchased), then Slavens Group and Nucorp shall prorate the rentals on the same formula and basis above discussed.

         8.7 (Lease -- Purchase of Premises). If the premises are used on a lease - purchase basis, then Slavens Group and Nucorp shall prorate the rentals on the same formula and basis above discussed.

         8.8 If Nucorp shall itself lease or rent business facilities, then it shall not be obligated to participate in any building acquisition as otherwise above contemplated.

9.       INSURANCE COVERAGES.

         9.1 (Building Insurance). Slavens Group in the first instance shall be responsible for building insurance unless the premises are leased or purchased only and solely by Nucorp. Where such premises are initially titled in Slavens Group (and subject to the Nucorp equitable interest above described), then any insurance shall be for replacement value and insuring Slavens Group, any record mortgagee and Nucorp `as their respective interests may exist'.

         9.2 (Fire and Extended Coverage -- Equipment, Machinery, Supplies, Materials & Inventory. Nucorp shall be responsible to insure its equipment, machinery, supplies, materials and inventory. If either Slavens Group or Fibr-Plast has any separate business activity on the same premises, then Slavens Group or Fibr-Plast (as the case may be) shall separately be responsible to insure equipment, machinery, supplies, materials and inventory.

         9.3 (Non-Owned Vehicle Insurance; Uninsured Vehicles and Under-Insured vehicles. Nucorp shall be


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                  responsible to provide adequate insurance for any employees or agents covering the use of non-owned vehicles as well as third-party uninsured and under-insured vehicles; provided, however, that if such vehicles now or hereafter are owned by Slavens Group, then Slavens Group shall provide such coverage and shall cause Nucorp to be shown as a co-insured and shall waive rights of subrogations to Nucorp (so that Slavens
                  Group's carrier will not have recourse against Nucorp for contribution or recovery).

10. DIVISION OF DUTIES IN NUCORP. These parties have discussed a division of duties. In the initial stages of operation of Nucorp, Slavens Group (under the supervision of the Nucorp Board) will manage and direct the manufacturing functions. In those same initial stages, Fibr-Plast (under the supervision of the Nucorp Board) will handle the marketing and sales functions. In this connection, neither Slavens Group nor Fibr-Plast will charge for the time and services of their personnel UNTIL the Nucorp Board shall determine that Nucorp has established an income stream, is also realizing net income and that reasonable salaries, consulting fees or other compensation can be paid from such net income. Any such compensation shall be reasonable, shall relate to the time expended and value of service and results obtained by such Slavens Group and Fibr-Plast personnel.

11. DIVISION OF PROFIT. Slavens Group and Fibr-Plast shall equally divide the profits from the operation of Nucorp. To the extent that money shall have been advanced by either of these parties or debt otherwise incurred by Nucorp owing to either of these parties, then the first monies distributed by Nucorp to either of these parties shall be in satisfaction for and retirement of such indebtedness or other obligations. Notwithstanding anything herein to the contrary, 70% of after-tax net profit of Nucorp shall be paid to Slavens Group in satisfaction of such approved debt as


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         Slavens Group shall have incurred for Nucorp for approved facilities, equipment, machinery and building. The remaining 30% shall be paid separately and equally to Fibr-Plast and to Slavens Group as COMPENSATION for services rendered by Slavens Group for services rendered in the management of the production facilities and as compensation to Fibr-Plast for marketing and sales [since such parties will not receive salaries, commissions or other distributions initially and these parties agree that such distributions are not intended to be dividends nor profit distributions as such but - instead - their compensation for services rendered by the persons they will furnish to Nucorp for its management and operations. If hereafter the sums distributable to Slavens Group or to Fibr-Plast exceed reasonable compensation for executive services, then - upon advice of Nucorp's accountants - the Board of Directors of Nucorp shall make specific the compensation to the various persons being furnished by both Slavens Group and by Fibr-Plast, determine the retention of other income for operating capital and determine sums to be paid to the stockholders as either dividends or distributions. After repayment of all debt incurred by Nucorp, profits shall be split 50% to Fibr-Plast and 50% to Slavens Group, only after Fibr-Plast has been approved for and is actually being publicly traded.

12. NON-DISCLOSURE AND NON-COMPETITION AGREEMENTS. Slavens Group before commencing any manufacturing activity of the Fibr-Plast(C) products or like-type products, shall execute a mutually satisfactory non-competition agreement and non-disclosure agreement:

         o (Non-Competition Agreement). During the term of the joint venture represented by the formation and activity of Nucorp and additionally for two years thereafter. Slavens Group will not make Fibr-Plast products using Fibr-Plast technology. This includes not using Fibr-Plast's name nr the same nor similar technology for continuous-line production nor floating mold usage.


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         o        (Non-Disclosure Agreement). For a period of two years Slavens
                  Group agrees they will not disclose all or any part of the trade secrets, proprietary information, product mixes, suppliers of products, tool and die makers, methods of manufacturing, producing, extruding, forming or otherwise producing Fibr-Plast products as herein described, whether such disclosure is for the gain and profit of Slavens Group, of any third-party entities in which Slavens Group has any interest [direct or indirect], for the profit of third-parties or for the detriment of Fibr-Plast. In that connection, upon effecting or allowing any such disclosure or being part of any competitive effort with respect to such products, Slavens Group shall be liable for all actual and consequential damages to Fibr-Plast which result directly or indirectly therefrom.

         o        (Agreed Exceptions to Non-Competition and Non-Disclosure).
                  These parties contemplate that situations may arise where Fibr-Plast and Nucorp might agree to the production and sale of a similar or like-type product by Slavens Group and its disclosure of relevant production information as reasonably needed to the construction industry, Code enforcement agencies and the like. In that connection, any such agreements shall be in writing and no verbal agreements shall be binding.

         o (Term of Non-Competition Agreement). Such Non-Competition shall be in effect so long as the parties continue to operate under the terms of this Agreement or subsequent agreements covering the subject matter hereof and additionally twenty-four (24) months thereafter.

13. FIRST RIGHT OF REFUSAL AND OPTIONS. Each party grants to the other an option to buy its interests in Nucorp, as follows:


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         a)       If the parties cannot agree upon the management and operation of Nucorp (including the manufacture of product, marketing, sales, financing or other aspects thereof), then the interest of either party shall be sold to the other as next provided.

         b) Under such circumstances and if one party desires to sell but there is no third party offer in hand, then the second party shall have the right [but not the obligation] to buy such interest at fair market value.

         c) fair market value means the value of the undivided 50% of the capital stock of such party as determined by the accountants for Nucorp. In making that determination, such accountants shall follow Generally Accepted Accounting Procedures (GAAP), including reasonable valuation for name, goodwill and the like.

         d) In this connection, Fibr-Plast shall have the first right and option to buy the interest of Slavens Group at fair market value. Payment for any such interest shall be made in three
                  (3) equal annual installments, the first due at closing, the second on the one-year anniversary thereof and the third on the two-year anniversary thereof, all without interest.

         e) At closing, the selling party shall deliver all its stock in Nucorp to the other by unconditional assignment and transfer. Such stock shall be free and clear of any lien, encumbrance, security interest or third party claim whatsoever.

         f) If the selling party shall have encumbered or allowed any encumbrance on its stock in Nucorp, then the buying party shall have the right (but not the obligation) to pay such portion of the purchase price of the stock [determined as above


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                  discussed] to such third party mortgagee, security interest holder, tax authority or the like. The buying party may rely upon the advice of its attorneys and Certified Public Accountants in determining the amounts reasonably necessary to obtain such third party releases.

         g) Where the parties cannot agree upon the operation and management of the Company and if Fibr-Plast does not elect to buy the stock of Slavens Group within a period of ninety (90) days after seller shall have requested such purchase in writing, then Slavens Group shall have the right to buy Fibr-Plast's stock in Nucorp on the same basis above described.

14.      MISCELLANEOUS.

         14.1 (Interpretation). The captions on the various sections and paragraphs are for convenience only and the entire Agreement shall be construed as a whole. The invalidity of any phrase, clause or provision herein contained shall not render this Agreement as void nor unenforceable and the same shall thereafter be construed as if such phrase, clause or provision were not herein contained and to otherwise give maximum effect to the intent of these parties. This Agreement is made in Oklahoma and may be litigated in the District or Federal Courts in that County where the home offices of Company are situated. This Agreement supercedes and cancels any prior discussions, negotiations, agreements or contracts covering the subject matter hereof and may hereafter be modified or amended only by the joint written act of both parties.

         14.2 (Incorporation of Conditions into Certificate of Incorporation and Bylaws). All of the foregoing provisions, terms and conditions of this Pre-




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                  Incorporation Agreement shall be incorporated into the
                  Certificate of Incorporation and the bylaws of Nucorp.

         14.3 (Assignment of Contract). Slavens Group and Fibr-Plast shall not assign this contract without the prior written consent thereto.

         14.4 (Parties Bound). This Agreement shall be binding upon and inure to the benefit of these parties, together with their respective personal representatives, successors and assigns whomsoever.

         14.5 (Effective Date). Notwithstanding the date or dates of subscription hereof, the effective date of this Agreement shall be as of the 29th day of August, 2000.


Dated:  August 29, 2000            Signed:  /s/ Samuel Slavens
                                          --------------------------------------
                                                Samuel Slavens



                                   INLAND ISLAND, INC.

Dated:  August 29, 2000            Signed:  /s/ Samuel Slavens
                                          --------------------------------------
                                                Samuel Slavens, President


                                   FIBR-PLAST CORPORATION


Dated:  August 29, 2000            Signed:  /s/ Thomas Watson
                                          --------------------------------------
                                                Thomas Watson, President


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